UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 17, 2007

CELSIA TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	33-64840	91-2015441
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1395 Brickell Avenue, Suite 800
Miami, FL 33131
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (305) 529-6290

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

See Item 8.01 below.

Item 5.02. Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Charles Resnick was appointed to the Board of Directors of Celsia Technologies, Inc. (the “Company”) effective as of August 17, 2007 and immediately subsequent to the issuance of the debenture and warrant described in Item 8.01 below. The Company has not determined whether Mr. Resnick will serve on any committee of the Board of Directors. Mr. Resnick is currently a Managing Partner with Inflexion Fund, L.P., an early-stage focused venture fund headquartered in Florida. Prior to forming Inflexion, Mr. Resnick had a 25 year career in global general management, financial management and strategic relationships in the technology, banking and consumer packaged goods sectors. Mr. Resnick has held senior management positions in the United States, South America, Mexico and Western Europe with Danka Business Systems, Tropicana Products, PepsiCo and the Procter & Gamble Company.

Item 8.01. Other Events.

On August 17, 2007, the Company issued an 8% Secured Convertible Debenture due May 25, 2010 (the “Debenture”) in the principal amount of $350,000 to Inflexion Fund, L.P., together with a warrant to purchase 2,800,000 shares of the Company’s common stock, $0.001 par value per share (the “Warrant”), for $350,000 in cash, on the same terms as the Company’s debentures and warrants issued on May 25, 2007, as reported on the Company’s current report on Form 8-K filed with the SEC on June 1, 2007. The issuance of the Debenture and Warrant was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(2) thereof. The Company made this determination in part based on the representations of Inflexion Fund, L.P. that it was an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELSIA TECHNOLOGIES, INC.

Date: August 22, 2007	By:	/s/ Jorge A. Fernandez
	Name:	Jorge A. Fernandez
	Its:	Executive Vice President